Exhibit (d)(3)(c)

Letter Agreement

August 27, 2013

Russell Fund Services Company

1301 Second Avenue

18th Floor Seattle

Washington 98101

Re:  Administrative Agreement - Section 6.A Compensation of the Manager

This letter agreement amends the Amended and Restated Administrative Agreement, dated January 1, 2008, between Russell Investment Funds (“RIF”) and Russell Fund Services Company (“RFSC” or the “Manager”), as amended (the “Agreement”). In order to consolidate prior amendments to Section 6.A. of the Agreement, RIF and RFSC desire to amend and restate Section 6.A of the Agreement as follows:

6. Compensation of the Manager.

A.	As consideration for the Manager’s services to the Sub-Trusts, listed below, the Manager shall receive from each of the Sub-Trusts, an annual management fee, accrued daily at the rate of 1/365th of the applicable management fee on each day and payable monthly. The applicable management fee will be based upon Russell Investment Funds average daily net assets (not individual Sub-Trust daily net assets), whereby each tier of Russell Investment Fund average daily net assets has a different basis point fee as set forth below.

Fee Schedule

Russell Investment Funds Tiers of Average Daily Net Assets (in billions of USD)	Fee in Basis Points
First $25 ($0 to $25)	5.00
Next $10 (>$25 to $35)	4.75
Next $10 (>$35 to $45)	4.50
Next $10 (>$45 to $55)	4.00
Greater than $55	3.50

Sub-Trusts

Multi-Style Equity
Aggressive Equity
Non-U.S.
Core Bond
Global Real Estate Securities
Conservative Strategy
Moderate Strategy
Balanced Strategy
Growth Strategy
Equity Growth Strategy

If this agreement is acceptable to you, please sign below to indicate your acceptance and agreement.

Sincerely,

RUSSELL INVESTMENT FUNDS

By:	/s/ Mark E. Swanson
Mark E. Swanson
Treasurer and Chief Accounting Officer

Accepted and Agreed:

RUSSELL FUND SERVICES COMPANY

By:	/s/ Sandra Cavanaugh
Sandra Cavanaugh
President and Chief Executive Officer